Exhibit 99.1

        The Peoples BancTrust Co., Inc. Announces First Quarter Results

    SELMA, Ala., April 28 /PRNewswire-FirstCall/ -- The Peoples BancTrust Co., Inc. (Nasdaq: PBTC) today reported results for its first quarter ended March 31, 2004.

    "Peoples BancTrust reported net income of $1.5 million in the first quarter of 2004, down from $1.6 million in the same quarter last year," stated Elam P. Holley, Jr., President and Chief Executive Officer. "Our results were affected by the lower loan demand and the low interest rate environment compared with last year. Despite the weak economy, we made significant progress in strengthening the quality of our loan portfolio. We have increased our loan loss reserve to non-performing assets from 86% in the first quarter of 2003 to 242% in the most current quarter. We believe the improvements are due to our increased emphasis on credit quality and the reorganization of our lending and credit administration functions since last year.

    "Our first quarter results benefited from a significant decrease in our provision for loan losses compared with last year. The lower provision highlights the stronger credits in our loan portfolio and an improving local economy. We expect these trends to have a positive effect on future earnings," continued Mr. Holley.


    First Quarter Results

    Net income was $1,458,000 in the first quarter of 2004 compared with $1,624,000 in the first quarter of 2003. Net income per diluted share was $0.26 in the first quarter of 2004 compared with $0.29 in the same quarter of last year.

    Total interest income was $9.2 million for the first quarter of 2004 compared with $10.2 million in the first quarter of 2003. The decline in interest income was due primarily to lower average loans and lower interest rates compared with the first quarter of last year. Interest earning assets produced an average annual yield of 5.14% in the first quarter of 2004 and 5.96% for the same period in 2003. Loans declined 8.4% to $454.7 million compared with $496.7 million in the same quarter of last year.

    Total interest expense was $2.8 million in the first quarter of 2004, down from $3.1 million in the first quarter of 2003. Lower interest rates were the primary reason for the reduction in interest expense. The average annual rate of interest paid on interest bearing liabilities was 1.76% in the first quarter of 2004 compared with 2.06% for the same period in 2003.

    Net interest income for the first quarter of 2004 was $6.5 million compared with $7.1 million in the first quarter of 2003.

    Net interest income after provision for loan losses was $6.0 million in the first quarter of 2004 compared with $5.6 million in the first quarter of 2003. Provision for loan losses in the first quarter of 2004 totaled $426,000 compared with $1,532,000 for the same period in 2003.

    Non-interest income declined 14.5% to $2.3 million compared with $2.7 million in the first quarter of 2003 due to reduced service charges on deposits and lower gains on sale of securities compared with the prior year. The decrease in fees on service charges reflects higher average customer deposits that qualify for "no-fee" status compared with the prior year. Net security gains were $203,000 in the first quarter of 2004 compared with $442,000 in the first quarter of last year.

    Non-interest expense rose 5.7% to $6.4 million primarily due to upgrades in information technology, increased marketing activities and employee training expenses. Salary and benefit expenses were up only 1.5% to $3.4 million compared with the first quarter of 2003.


    Outlook for 2004

    "We are beginning to see increased loan activity in certain markets; however we do not have enough data to project its effect on future quarters. We are also faced with low margins on loans until rates begin to rise. Our asset base remains strong and we remain focused on improving loan quality, enhancing our operations and continuing our cost control initiatives," concluded Mr. Holley.


    About Peoples BancTrust Co., Inc.

    The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 22 offices located in nine Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Lee, Shelby, Tallapoosa and Tuscaloosa).

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for it's products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.



    Earnings Summary:
    (Dollars in thousands except per share amounts)

                                            Three Months Ended
                                                  Mar. 31,
                                          -----------------------
                                             2004         2003
                                          ----------   ----------
                                         (Unaudited)

    Total interest income                     $9,241      $10,160
    Total interest expense                     2,769        3,058
                                          ----------   ----------
    Net interest income                        6,472        7,102
    Provision for loan losses                    426        1,532
                                          ----------   ----------
    Net interest income after provision
       for loan losses                         6,046        5,570
    Net securities gains                         203          442
    Other noninterest income                   2,139        2,296
    Total noninterest expense                  6,363        6,022
                                          ----------   ----------
    Income before income taxes                 2,025        2,286
    Income tax expense                           567          662
                                          ----------   ----------
    Net income                                $1,458       $1,624
                                          ==========   ==========

    Basic net income per share                 $0.26        $0.29
    Diluted net income per share               $0.26        $0.29

    Basic weighted average number
       of shares outstanding               5,565,543    5,562,802
    Diluted average number of
       shares outstanding                  5,592,521    5,579,637


    Balance Sheet Summary:
    (Dollars in thousands except per share amounts)

                                             As of        As of
                                            Mar. 31,     Dec. 31,
                                              2004         2003
                                           ----------   ----------
                                          (Unaudited)

    Total assets                            $781,168     $778,581
    Loans, net of the unearned discount      454,731      461,405
    Allowance for possible loan losses       (12,181)     (11,995)
    Total deposits                           646,313      643,757
    Total borrowed funds                      54,523       56,690
    Stockholders' equity                      74,483       72,779
    Book value per share                      $13.37       $13.08



SOURCE  The Peoples BancTrust Co., Inc.
    -0-                             04/28/2004
    /CONTACT: Andrew C. Bearden, Jr., Executive Vice President, Chief Financial Officer of The Peoples BancTrust Co., Inc., +1-334-875-1000/
    (PBTC)

CO:  The Peoples BancTrust Co., Inc.
ST:  Alabama
IN:  FIN
SU:  ERN